UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 30, 2015

Phillips 66 Partners LP
(Exact name of registrant as specified in its charter)

Delaware	001-36011	38-3899432
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3010 Briarpark Drive, Houston, Texas 77042
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (855) 283-9237

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 29, 2015, Phillips 66 Partners LP (the “Partnership”) entered into a Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”) with Phillips 66 Gulf Coast Pipeline LLC (“P66 Pipeline”), Phillips 66 Project Development Inc. (“P66 PDI”), Phillips 66 Company (“P66 Company”), and Phillips 66 Partners GP LLC (the “General Partner”), each a wholly owned subsidiary of Phillips 66 (“PSX”). Pursuant to the Contribution Agreement, the Partnership agreed to acquire from P66 Pipeline (the “Transaction”) its 40 percent interest in Bayou Bridge Pipeline, LLC (“Bayou Bridge”). Bayou Bridge is a joint venture in which Energy Transfer Partners and Sunoco Logistics Partners each hold a 30 percent interest with Sunoco Logistics serving as operator.

The Bayou Bridge pipeline will deliver crude oil from the Phillips 66 and Sunoco Logistics Partners terminals in Nederland, Texas, to Lake Charles, Louisiana, and on to St. James, Louisiana. Construction is underway on the 30-inch Nederland to Lake Charles segment of pipeline, which is expected to begin commercial operations in first-quarter 2016. The joint venture launched a binding expansion open season on October 1, 2015, to assess additional interest in transportation to refining markets in, and around, the St. James area. The results of the expansion open season will be used to determine the diameter of the pipeline segment to St. James, which is scheduled to commence service in the second half of 2017.

The total consideration for the Transaction will be P66 Pipeline’s cost in the project at closing, which is estimated to be $70 million, which the Partnership will finance one-half with cash; and one-half with equity with the issuance of common units of the Partnership (“Common Units”) to P66 PDI; and the issuance of general partner units of the Partnership to the General Partner to maintain its 2% general partner interest in the Partnership. The Partnership expects to fund the cash consideration with cash on hand and possibly borrowing under its revolving credit facility. The closing of the Transaction is subject to standard closing conditions and is targeted for December 2015.

Pursuant to the Contribution Agreement, and subject to certain limitations, the Partnership has agreed to indemnify P66 Company and its affiliates (other than the Partnership and its subsidiaries), directors, officers, employees, agents and representatives (collectively, the “P66 Company Parties”) for any and all damages resulting from any breach of a representation, warranty, agreement or covenant of the Partnership and for certain other matters. Similarly, P66 Company has agreed to indemnify the Partnership and its subsidiaries and their respective affiliates (other than any of the P66 Company Parties), directors, officers, employees, agents and representatives for any and all damages resulting from any breach of a representation, warranty, agreement or covenant of P66 Company and for certain other matters.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Contribution Agreement, which will be filed as an exhibit to the Partnership’s Annual Report on Form 10-K for the year ending December 31, 2015.

Relationships

Each of the parties to the Contribution Agreement is a direct or indirect subsidiary of PSX. As a result, certain individuals, including officers of PSX and officers and directors of the General Partner, serve as officers and/or directors of one or more of such entities. P66 PDI currently (as of the date of this Current Report on Form 8-K) owns 57,742,986 Common Units representing a 69.1% limited partner interest in the Partnership based on the number of Common Units outstanding as of October 30, 2015. P66 PDI also owns an indirect 2% general partner interest in the Partnership and all of the Partnership’s incentive distribution rights through its ownership of the General Partner.

Item 2.02 Results of Operations and Financial Condition

On October 30, 2015, Phillips 66 Partners LP issued a press release announcing the partnership’s financial and operating results for the quarter ended September 30, 2015. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference. Additional financial and operating information about the quarter is furnished as Exhibit 99.2 hereto and incorporated herein by reference.

The information in this report and the exhibits hereto shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 — Press release issued by Phillips 66 Partners LP on October 30, 2015.
99.2 — Supplemental financial and operating information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PHILLIPS 66 PARTNERS LP

By: Phillips 66 Partners GP LLC, its general partner

/s/ Chukwuemeka A. Oyolu
Chukwuemeka A. Oyolu Vice President and Controller

October 30, 2015

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press release issued by Phillips 66 Partners LP on October 30, 2015.

99.2	Supplemental financial and operating information.

4